Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2012 RESULTS

Diluted EPS of $0.72 up 57% from the prior year period;
Diluted operating EPS of $0.72 up 46%

14.0% net income return on stockholders’ equity; 15.1% net operating income return on adjusted stockholders’ equity

22% increase in Term Life pre-tax income

18% growth in Investment and Savings Products pre-tax income

Life insurance licensed sales force up modestly to 91,506 from June 30, 2012

Duluth, GA, November 7, 2012 – Primerica, Inc. (NYSE: PRI) announced today financial results for the third quarter ended September 30, 2012.  Total revenues were $299.1 million in the third quarter of 2012 and net income was $45.6 million, or $0.72 per diluted share.  Operating revenues increased by 7% to $295.2 million in the third quarter of 2012, compared with $276.0 million in the third quarter of 2011.  Net operating income grew by 21% to $45.1 million, or $0.72 per diluted share, in the third quarter of 2012, compared with $37.3 million, or $0.49 per diluted share, in the third quarter of 2011.  The year-over-year results reflect the continued growth in Term Life income as well as the impact of favorable market performance on Investment and Savings Products sales, client asset-based earnings and Canadian segregated fund DAC amortization.  Net investment income was enhanced by certain unusual items, during the quarter but otherwise reflects the expected pressure of lower invested assets from stock repurchases over the past 12 months and lower market yields.  Net income return on stockholders’ equity (ROE) was 14.0% (15.1% on a net operating income and adjusted stockholders’ equity basis) for the quarter ended September 30, 2012.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our strong third quarter results were marked by solid core performance across business segments.  Our long-term recurring life insurance revenues coupled with positive Investment and Savings Product performance and share repurchases drove net operating income return on adjusted stockholders’ equity to 15.1%, underscoring the strength of our franchise.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “The size of our life licensed sales force remained consistent with the prior quarter and prior year period despite the challenging year-over-year comparisons.  Recruiting and licensing of new representatives were significantly higher in the prior year period following the short-term recruiting initiative launched at our convention.  Our continued focus is on growing the size of our sales force to generate long-term organic growth.”

Distribution Results

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The size of our life-licensed insurance sales force was 91,506 at September 30, 2012, up modestly from 90,868 at June 30, 2012.  There was downward pressure on recruiting in the second and third quarters as we placed more focus on licensing initiatives, which improved the percentage of new recruits obtaining a license in those quarters.  Lower sequential recruiting levels in the second quarter and a 3% decline in recruiting in the third quarter from the second quarter translated into 12% fewer new life licenses in the third quarter than in the second quarter of 2012.     On a year-over-year basis, the life-licensed sales force was down slightly from 91,970 at September 30, 2011.  Coming off the unusually high post-convention recruiting surge in 2011, recruiting declined 43% to 47,639, and new life licenses declined 17% to 8,613 compared with the third quarter of 2011.

Term Life net premium revenue increased 17% to $137.8 million in the third quarter of 2012 compared with the third quarter a year ago as we continue to build the Term Life book of business.  In the third quarter of 2012, term life insurance policies issued were 53,506, or 18% lower than the third quarter of 2011, primarily reflecting a return to a normal productivity level from the higher productivity level in the prior year period from the post-convention recruiting surge.  Sequentially, term life insurance policies issued decreased 12% from the seasonally strong second quarter.

•
Investment and Savings Products sales grew 3% to $1.09 billion in the third quarter of 2012 from the year ago quarter primarily as a result of sales growth in our recently launched fixed indexed annuity and managed account products. Variable annuity sales resulted from clients transferring their older variable annuity contracts to the current Prime Elite IV variable annuity have normalized from the high levels in the prior year period.  Without these prior year elevated transactions, total Investment and Savings Products sales would have increased 10% year-over-year.  Sales declined 9% from the seasonally strong second quarter.  Client asset values at September 30, 2012 increased 17% to $36.90 billion relative to a year ago and grew 5% compared with June 30, 2012, primarily reflecting market conditions in the U.S. and Canada.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  Results for the segments are shown below.

	Actual			Operating (1)
	Q3 2012	Q3 2011 (2)	% Change	Q3 2012	Q3 2011 (2)	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$164,011	$141,713	16%	$164,011	$141,713	16%
Investment and Savings Products	101,163	97,486	4%	101,163	97,486	4%
Corporate and Other Distributed Products	33,914	36,592	-7%	30,042	36,770	-18%
Total revenues	$299,088	$275,791	8%	$295,216	$275,969	7%

Income (loss) before income taxes:
Term Life Insurance	$48,576	$39,664	22%	$48,576	$39,664	22%
Investment and Savings Products	31,608	26,748	18%	31,608	26,748	18%
Corporate and Other Distributed Products	(9,628)	(10,905)	12%	(10,396)	(7,418)	-40%
Total income before income taxes	$70,556	$55,507	27%	$69,788	$58,994	18%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconcilations at the end of this release for additional information.

(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

Term Life Insurance.  Operating revenues grew by 16% to $164.0 million in the third quarter of 2012 compared with the same period a year ago.  Net premiums were up 17% from the prior year period reflecting the continued layering of New Term policies onto our recurring in force premium base.  Allocated net investment income increased year-over-year consistent with the growth in Term Life assets.  Net investment income also benefitted from the allocated portion of $1.8 million from securities called from our bond portfolio and a $1.0 million recovery of interest from a previously defaulted fixed income security.

Operating income before income taxes increased by 22% over the prior year period to $48.6 million reflecting revenue growth and higher commission deferrals partially offset by growth in premium-related expenses and higher interest expense related to the redundant reserve financing executed earlier this year.  Incurred claims were consistent with the third quarter of 2011 while persistency experience was moderately lower for New Term and moderately higher for Legacy compared with the prior year period.

Sequentially, operating income before income taxes declined by 6% reflecting the second quarter strong seasonal persistency and lower incurred claims, partially offset by continued New Term premium growth and higher allocated investment income.

Investment and Savings Products.  Operating revenues increased 4% to $101.2 million and operating income before income taxes grew 18% to $31.6 million in the third quarter of 2012 compared with the third quarter of 2011, reflecting a 5% increase in our average client asset values consistent with market performance.  We also continue to experience a modest shift in sales mix towards managed accounts, which provide ongoing asset-based revenues rather than sales-based revenues.  Canadian segregated fund DAC amortization was favorably impacted in the third quarter of 2012 by positive equity returns resulting in a $2.6 million year-over-year reduction in DAC amortization.

Sequentially, operating income before income taxes increased 7% compared with the second quarter of 2012 primarily reflecting the continued growth in the managed account product client asset values and lower Canadian segregated fund DAC amortization, partially offset by seasonally higher sales in the second quarter.

Corporate and Other Distributed Products.  Operating revenues decreased by 18% to $30.0 million in the third quarter of 2012 from the third quarter of 2011 largely reflecting lower net investment income due to our lower invested asset base following our stock repurchases over the past year.  In the third quarter of 2012, employee merit increases and another layer of stock compensation increased ongoing expenses by $1.3 million, but were more than offset by the prior year’s $2.7 million discontinuation of carrying inventory in our print operations.  Year-over-year, operating losses before income taxes for this segment increased by $3.0 million to $10.4 million primarily due to lower investment income.

Taxes

Our effective income tax rate for the third quarter of 2012 was 35.4%, compared with 36.8% for the same quarter a year ago primarily due to a lower effective Canadian tax rate in 2012.  The lower rate in 2012 was caused by decreasing Canadian statutory income tax rates combined with capital planning decisions for Canadian unremitted earnings.

Capital and Liquidity

The $75 million share repurchase program that commenced in the third quarter of 2012 was completed in October, when the Company repurchased $60 million of Primerica common stock beneficially owned by funds affiliated with Warburg Pincus, LLC at a purchase price of $28.74 per share.  Prior to this transaction, we repurchased 488,214 shares of common stock for $14.3 million through open market repurchases.

As of September 30, 2012, our investments and cash totaled $2.18 billion compared with $2.02 billion as of June 30, 2012.  Our invested asset portfolio had a net unrealized gain of $191.6 million (net of unrealized losses of $4.2 million) at September 30, 2012, up from a net unrealized gain of $166.7 million (net of unrealized losses of $6.2 million) at June 30, 2012.  Net realized gains for the quarter were $3.9 million, which included $0.2 million of other-than-temporary impairments.

Our debt-to-capital ratio was 21.9% as of September 30, 2012 following our July public debt offering of $375 million in aggregate principal amount of Senior Notes due in 2022.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio is estimated to be in excess of 570% as of September 30, 2012, and the Company remains well-positioned to support existing operations and fund future growth.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Thursday, November 8, 2012 at 10:00 am EDT, to discuss third quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America.  Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties.  In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products.  We insure more than 4.3 million lives and approximately 2 million clients maintain investment accounts with us.  Primerica is a member of the Russell 2000 stock index and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
770-564-7757
Email: investorrelations@primerica.com

Media Contact:
Mark L. Supic
770-564-6329
Email: mark.supic@primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	September 30,	December 31,
	2012 (1)	2011 (2)
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,912,456	$1,959,156
Equity securities available for sale, at fair value	36,693	26,712
Trading securities, at fair value	17,081	9,640
Policy loans and other invested assets	24,669	25,996
Total investments	1,990,899	2,021,504
Cash and cash equivalents	185,823	136,078
Accrued investment income	21,646	21,579
Due from reinsurers	3,993,603	3,855,318
Deferred policy acquisition costs	1,036,020	904,485
Premiums and other receivables	177,791	163,845
Intangible assets	69,376	71,928
Other assets	328,651	268,485
Separate account assets	2,630,630	2,408,598
Total assets	$10,434,439	$9,851,820

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,797,815	$4,614,860
Unearned premiums	6,765	7,022
Policy claims and other benefits payable	242,265	241,754
Other policyholders' funds	346,352	340,766
Note payable	374,421	300,000
Income taxes	96,408	81,316
Other liabilities	424,706	381,496
Payable under securities lending	177,666	149,358
Separate account liabilities	2,630,630	2,408,598
Total liabilities	9,097,028	8,525,170

Stockholders' equity:
Common stock	597	649
Paid-in capital	691,885	835,232
Retained earnings	468,223	344,104
Accumulated other comprehensive income, net of income tax	176,706	146,665
Total stockholders' equity	1,337,411	1,326,650
Total liabilities and stockholders' equity	$10,434,439	$9,851,820

(1) Unaudited
(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income

	Three months ended September 30,
	2012 (1)	2011 (1) (2)
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$567,273	$560,739
Ceded premiums	(414,991)	(425,643)
Net premiums	152,282	135,096
Commissions and fees	104,337	100,883
Net investment income	26,881	27,103
Realized investment gains (losses), including OTTI	3,872	(178)
Other, net	11,716	12,887
Total revenues	299,088	275,791

Benefits and expenses:
Benefits and claims	70,738	64,101
Amortization of deferred policy acquisition costs	29,234	26,645
Sales commissions	49,370	47,135
Insurance expenses	23,744	22,133
Insurance commissions	6,684	10,538
Interest expense	8,828	7,000
Other operating expenses	39,934	42,732
Total benefits and expenses	228,532	220,284
Income before income taxes	70,556	55,507
Income taxes	24,957	20,409
Net income	$45,599	$35,098

Earnings per share:
Basic	$0.74	$0.46
Diluted	$0.72	$0.46

Shares used in computing earnings per share:
Basic	60,060	73,658
Diluted	61,563	74,199

(1) Unaudited
(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2012	2011 (1)	% Change
Operating revenues	$295,216	$275,969	7%
Realized investment gains (losses), including OTTI	3,872	(178)
Total revenues	$299,088	$275,791	8%

Operating income before income taxes	$69,788	$58,994	18%
Realized investment gains (losses), including OTTI	3,872	(178)
Other operating expense - equity awards	(3,104)	(3,309)
Income before income taxes	$70,556	$55,507	27%

Net operating income	$45,104	$37,301	21%
Realized investment gains (losses), including OTTI	3,872	(178)
Other operating expense - equity awards	(3,104)	(3,309)
Tax impact of reconciling items	(273)	1,284
Net income	$45,599	$35,098	30%

Diluted operating earnings per share (2)	$0.72	$0.49	46%
Net after-tax impact of operating adjustments	-	(0.03)
Diluted earnings per share (2)	$0.72	$0.46	57%

(1) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.
(2) Percentage change in earnings per share is calculated prior to rounding per share amounts.

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2012	2011 (1)
Operating revenues	$30,042	$36,770
Realized investment gains (losses), including OTTI	3,872	(178)
Total revenues	$33,914	$36,592

Operating loss before income taxes	$(10,396)	$(7,418)
Realized investment gains (losses), including OTTI	3,872	(178)
Other operating expense - equity awards	(3,104)	(3,309)
Loss before income taxes	$(9,628)	$(10,905)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

September 30, 2012
Adjusted stockholders' equity	$1,218,939
Unrealized net investment gains recorded in stockholders' equity, net of income tax	118,472
Stockholders' equity	$1,337,411